JPMorgan Private Bank

GRID DEMAND PROMISSORY NOTE
(LIBOR/PRIME)

$500,000

Dated as of August 19, 2002

     For value received, EOS International, Inc. (the “Borrower”) hereby promises to pay to the order of JPMorgan Chase Bank (the “Bank”) at its office at 345 Park Avenue, New York, New York 10154-1002 for the account of the lending office of the Bank, the principal amount of Five Hundred Thousand Dollars ($500,000) or, if less, the aggregate unpaid principal amount of all loans made to the undersigned by the Bank and outstanding under this Note (the “Loans”) on the earlier of August 19, 2003 or DEMAND.

     The Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each such Loan from and including the date of such Loan to such Maturity Date at either (i) a floating rate per annum equal to the Prime Rate (such Loan a “Prime Loan”), or (ii) a fixed rate per annum equal to the Adjusted Libor Rate applicable to such Loan plus 0.50% (such Loan a “Libor Loan”). Any principal not paid when due shall bear interest from and including such date until paid in full at a rate per annum equal to the Default Rate, such interest to be payable on demand. Interest shall be payable on the relevant Interest Payment Date and shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     All payments hereunder shall be made in lawful money of the United States and in immediately available finds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The date, amount, type and Maturity Date of, and the interest rate with respect to, each Loan evidenced hereby and all payments of principal thereof shall be recorded by the Bank on its books and, at the discretion of the Bank prior to any transfer of this Note at any other time, may be endorsed by the Bank on a schedule. Any such endorsement shall be conclusive absent manifest error. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due to any deposit account of the Borrower with the Bank. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

     1.      Definitions.   The terms listed below shall be defined as follows:

     “Adjusted Libor Rate” shall mean the Libor Rate for such Loan divided by one minus the Reserve Requirement.

     “Banking Day” shall mean any day on which commercial banks are not authorized or required to close in New York City and whenever such day relates to a Libor Loan or notice with respect to any Libor Loan, a day on which dealings in U.S. dollar deposits are also carried out in the London interbank market.

     “Default Rate” means a rate per annum equal to: (a) if a Prime Loan, a floating rate of 2% above the rate of interest thereon (including any margin); (b) if a Libor Loan, a fixed rate of 2% above the rate of interest in effect thereon (including any margin) at the time of default until the Maturity Date thereof and, thereafter, a floating rate of 2% above the rate of interest for a Prime Loan (including any margin).

     “Facility Documents” shall mean this Note, the line of credit offer letter dated as of August 19, 2002, and any other documents, instruments, or agreements delivered as security or collateral for, or a guaranty of, the Loans, or in connection with, or as support for, any of the foregoing, whether by the Borrower or a Third Party, and any updates or renewals thereof.

     “Head Office” shall mean the head office of the Bank, currently located at 270 Park Avenue, New York, New York 10017.

     “Interest Payment Date” shall mean (i) the last Banking Day of each calendar month; and (ii) on any payment of principal.

     “Libor Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the first day of such Loan for the offering by the Bank to leading banks in the London interbank market of U.S. dollar deposits having a term comparable to such Loan and in an amount comparable to the principal amount of such Loan.

     “Maturity Date” shall mean (i) with respect to a Prime Loan, the period commencing on the date such Prime Loan is made and ending on the date recorded by the Bank on its books, or if such day is not a Banking Day then on the immediately succeeding Banking Day, and (ii) with respect to a Libor Loan, the period commencing on the date such Libor Loan is made and ending on the numerically corresponding day One, Two, Three or Six calendar months thereafter, as recorded by the Bank on its books, or if such day is not a Banking Day, then on the immediately succeeding Banking Day; provided that if such Banking Day would fall in the next calendar month, such Maturity Date shall end on the immediately preceding Banking Day; and provided, further, that each such Maturity Date which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month. If the Bank shall not have received notice to the contrary from the Borrower at least three Banking Days prior to the Maturity Date of a Libor Loan, the Bank may renew such Loan as a Libor Loan for a period with a duration equal to that then ending, provided that no such renewal shall be made if the number of months in the renewal period is greater than six.

     “Prime Rate” shall mean that rate of interest from time to time announced by the Bank at the Head Office as its prime commercial lending rate.

     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System.

     “Regulatory Change” shall mean any change after the date of this Note in United States federal, state or municipal laws or any foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Bank, of or under any United States federal, state or municipal laws or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Reserve Requirement” shall mean, for any Libor Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the term of such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. dollars, or as otherwise established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Rate is to be determined or (y) any category of extensions of credit or other assets which include Libor Loans. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Third Party” shall mean any party liable with respect to, or otherwise granting support for, this Note, whether by guaranty, subordination, grant of security or otherwise.

     2.     Borrowings and Prepayments.   The Borrower shall give the Bank notice of each borrowing request by 12:00 noon New York City time three Banking Days prior to each requested borrowing of a Libor Loan and by 12:00 noon New York City time on the date of each requested borrowing of a Prime Loan; provided that no Libor Loan shall be in an amount equal to less than $500,000; and provided, further, that no Prime Loan shall be in an amount equal to less than $30,000. The Borrower shall have the right to make prepayments of principal at any time or from time to time; provided that: (a) the Borrower shall give the Bank irrevocable notice of each prepayment by 12:00 noon New York City time three Banking Days prior to prepayment of a Libor Loan, and by 12:00 noon New York City time on the date of prepayment of a Prime Loan; (b) Libor Loans may be prepaid prior to their Maturity Date only if accompanied by payment of the additional compensation calculated in accordance with Section 5 below; (c) all prepayments of Libor Loans shall be in a minimum amount equal to the lesser of $100,000 or the unpaid principal amount of this Note; and (d) all prepayments of Prime Rate Loans shall be in a minimum amount equal to the lesser of $30,000 or the unpaid principal amount of this Note.

     3.      Additional Costs.   (a) If as a result of any Regulatory Change which (i) changes the basis of taxation of any amounts payable to the Bank under this Note (other than taxes imposed on the overall net income of the Bank or the lending office by the jurisdictions in which the Head Office of the Bank or the lending office are located) or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank, or (iii) imposes any other condition affecting this Note, the Bank determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Libor Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank on demand an additional amount that the Bank determines will compensate it for the increased cost or reduction in amount.

     (b) Without limiting the effect of the foregoing provisions of this Section 3 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Note or thereafter) of any court or governmental or monetary authority of capital in respect of the Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).

     4.      Unavailability, Inadequacy or Illegality of Libor Rate.   Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:

     (a) quotations of interest rates for the relevant deposits referred to in the definition of Libor Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for a Libor Loan; or

     (b) the definition of Libor Rate does not adequately cover the cost to the Bank of making or maintaining a Libor Loan; or

     (c) as a result of any Regulatory Change (or any change in the interpretation thereof) adopted after the date hereof, the Head Office of the Bank or the lending office is subject to any taxes, reserves, limitations, or other charges, requirements or restrictions on any claims of such office on non-United States residents (including, without limitation, claims on non-United States offices or affiliates of the Bank) or in respect of the excess above a specified level of such claims; or

     (d) it is unlawful for the Bank or the lending office to maintain any Libor Loan at the Libor Rate;

          THEN, the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, any existing Libor Loan shall bear interest as a Prime Loan and the Bank shall make no Libor Loans.

     5.      Certain Compensation.   If for any reason there is a principal payment of a Libor Loan on a date other than its Maturity Date (whether by prepayment, demand, acceleration, or otherwise), the Borrower will pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any loss, cost or expense which the Bank determines is attributable to such payment.

     Without limiting the generality of the preceding paragraph, such compensation shall include an amount equal to the excess, if any of (i) the amount of interest which otherwise would have accrued on the principal amount so paid for the period from the date of such payment to the Maturity Date at a rate per annum equal to the sum of the then applicable Libor Rate (plus any margin) over (ii) the interest component of the amount the Bank would have bid in the Libor interbank market for deposits in U.S. dollars of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank).

     6.      Representations.   The Borrower represents and warrants that:

     (a) the Facility Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’rights generally and subject to the applicability of general principles of equity;

     (b) the execution, delivery and performance by the Borrower of the Facility Documents and all other documents contemplated hereby or thereby, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any Facility Document) to which the Borrower is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

     (c) no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of any Facility Document;

     (d) there are no actions, suits, investigations or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Borrower that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the Borrower; (ii) any material part of the assets or properties of the Borrower or any part of the collateral (if any) under any Facility Document; or (iii) any of the transactions contemplated in the Facility Documents. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the Borrower;

     (e) in the event that the Borrower is a partnership, limited liability partnership, corporation or limited liability company, the Borrower also represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to execute, deliver and perform its obligations under the Facility Documents; and

     (f) in the event that the Borrower is a trust, the Borrower also represents and warrants that (i) it is a duly constituted and validly existing trust, (ii) the Borrower has delivered to the Bank a true, complete and accurate copy of the agreement pursuant to which it has been organized and all amendments and modifications thereto, and (iii) the trustees of the Borrower signing this Note have the legal capacity and full power and authority to execute, deliver, and perform their obligations under, and to bind the Borrower to perform its obligations under, the Facility Documents, and to execute and deliver any and all documents and instruments in connection therewith.

     Each borrowing request by the Borrower under this Note shall constitute a representation and warranty that the statements above are true and correct both on the date of such request and on the date of the borrowing.

     7.      Expenses.   The Borrower agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, fees and charges of counsel and costs allocated by internal legal counsel) in connection with the preparation or modification of the Facility Documents, performance or enforcement of the Facility Documents, or the defense or prosecution of any rights of the Bank pursuant to any Facility Documents.

     8.      Jurisdiction.  The Borrower hereby irrevocably submits to the jurisdiction of any New York state or United States federal court sitting in New York City over any action or proceeding arising out of this Note, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or federal court. The Borrower further agrees that any action or proceeding brought against the Bank may be brought only in a New York state or United States federal court sitting in New York county. The Borrower hereby further irrevocably consents to the service of process in any such action or proceeding in either of said courts by mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower at its address specified on the signature page hereof, or at the Borrower’s most recent mailing address as set forth in the records of the Bank.

     The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

     9.      Waiver of Jury Trial.

THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL

     10.      Miscellaneous.   (a) The provisions of this Note are intended to be severable. If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

     (b) No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (c) No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     (d) As used herein, the term Borrower shall include all signatories hereto, if more than one. In such event, the obligations, representations and warranties of the Borrower hereunder shall be joint and several. This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any of its obligations hereunder without the prior written consent of the Bank.

     (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

     (f) Unless otherwise agreed in writing, notices shall be given to the Bank and the Borrower at their telecopier numbers (confirmed by telephone to their telephone numbers) or addresses set forth in the signature page of this Note, or such other telecopier (and telephone) number or address communicated in writing by either such party to the other. Notices to the Bank shall be effective upon receipt.

     (g) The obligations of the Borrower under Sections 3, 5, 7, 8, and 9 hereof shall survive the repayment of the Loans.

     (h) This Note does not create and shall not be construed to create any contractual commitment to lend by the Bank.

     (i) Each reference herein to the Bank shall be deemed to include its successors, endorsees, and assigns, in whose favor the provisions hereof shall inure. Each reference herein to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof.

     11.      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, provided that such choice of law is not intended to limit the maximum rate of interest which may be charged or collected by the Bank hereunder if the Bank may, under the laws applicable to it, charge or collect interest at a higher rate than is permissible under the laws of said state.

Address for notices to the Bank:

JPMorgan Chase Bank 345 Park Avenue New York, New York 10154-1002 Attn: Amanda S. Elliott Telecopier: 212-464-2531 Telephone: 212-464-1518

EOS International, Inc. By: PETER A. LUND —————————————— Name: Peter A. Lund Title: Chairman

Address for notices:

c/o Pat Pinto EOS International, Inc. 888 Seventh Avenue New York, NY 10106 Telecopier: (212) 554-9873 Telephone: (212) 887-6869 8